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                                                                    EXHIBIT 99.i

                     23 (i)    OPINION OF COUNSEL

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September 29, 2004

Transamerica IDEX Mutual Funds
570 Carillon Parkway
St. Petersburg, Florida 33716

Re:  Transamerica IDEX Mutual Funds
     Offering of Shares of Beneficial Interest

Gentlemen:

In my capacity as Senior Vice President, Secretary and General Counsel, I have acted as counsel for Transamerica IDEX Mutual Funds (formerly IDEX Mutual Funds) (the "Fund") and have reviewed the Registration Statement under the Securities Act of 1933 on Form N-1A, and amendments thereto, with respect to the offer and shares of beneficial interest, no par value, of the above-referenced Fund, including the "Rule 24f-2 Notice" for the period ended October 31, 2003, registering such shares pursuant to such Registration Statement, as amended, in accordance with Rule 24f-2 under the Investment Company Act of 1940.

I have examined the Fund's Declaration of Trust and Bylaws, as amended; the proceedings of its Board of Trustees relating to the authorization, issuance, and proposed sales of the shares; and such other records and documents as I deemed relevant. Based upon such examination, it is my opinion that upon the issuance and sale of the shares of beneficial interest of the Fund in the manner contemplated by the aforesaid Registration Statement, as amended, such shares were validly issued, fully paid and nonassessable outstanding shares of beneficial interest of the Fund.

Very truly yours,

/s/ John K. Carter, Esq.
Senior Vice President, Secretary and
General Counsel